Exhibit 99.1

News Release

2011-5

Contact

Dianne VanBeber

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Reports Full Year 2010 Results

Fourth Quarter 2010 Revenue of $644 Million Advances 4 Percent as Compared to Prior Year Period

Luxembourg, 8 March 2011

Intelsat S.A., the world’s leading provider of fixed satellite services, today reported results for the three months and year ended December 31, 2010.

Intelsat S.A. reported revenue of $644.0 million and a net loss of $115.8 million for the three months ended December 31, 2010. The company also reported Intelsat S.A. EBITDA[i], or earnings before net interest, loss on early extinguishment of debt, taxes and depreciation and amortization, of $459.6 million, and Intelsat Luxembourg Adjusted EBITDA[i] of $503.3 million, or 78 percent of revenue, for the three months ended December 31, 2010.

Intelsat S.A. also reported revenue of $2.5 billion and a net loss of $505.5 million for the year ended December 31, 2010. The net loss includes non-cash charges of $110.6 million incurred for impairments of assets resulting from satellite anomalies in the first half of 2010. The company also reported Intelsat S.A. EBITDA of $1.7 billion and Intelsat Luxembourg Adjusted EBITDA of $2.0 billion, or 78 percent of revenue, for the year ended December 31, 2010.

Intelsat CEO Dave McGlade stated, “Our fourth quarter 2010 revenue growth of 4 percent capped a solid second half of 2010. Our Government business grew 14 percent in the quarter and 16 percent for 2010. Our Network Services and Media businesses were solid despite the effects of the two satellite anomalies that occurred in the first half of 2010. During the year, we increased and improved capacity for future growth as new satellites entered service, including Intelsat 14, Intelsat 16 and Intelsat 25, and we built backlog through long-term agreements with strategic accounts in each of our customer sets. Our contracted backlog grew to $9.8 billion at December 31, 2010, providing visibility and stability of future cash flows.”

McGlade continued, “Our capital investment program emphasizes building capacity in frequency bands and regions in which we can support customers’ long-term requirements for critical communications infrastructure. The dynamic nature of our global fleet, orbital rights, and IntelsatONE terrestrial network allow us to be responsive to new applications and opportunities across all of the regions we serve. Two important satellite launches are currently scheduled for 2011, namely Intelsat New Dawn, serving Africa, and Intelsat 18, serving the Asia-Pacific region. The development of the six other satellites in the current plan continues to progress, including Intelsat 21 and Intelsat 27, which will bring new capacity to our fastest growing region, Latin America.”

Business Highlights

•

Intelsat continues to build its leadership in providing capacity and services for government applications, with a focus on growing multi-year commitments. CapRock Government Solutions, Inc. and DRS Technologies have separately contracted with Intelsat for on-network satellite capacity under multi-transponder, multi-year agreements. Tachyon, Inc., a provider of mobility solutions for military applications, signed a multi-year agreement with Intelsat for capacity to support intelligence, surveillance and reconnaissance.

•

In November 2010, Intelsat’s wholly-owned subsidiary, Intelsat General Corporation, was awarded Future COMSATCOM Services Acquisition (FCSA) contracts in two new schedule areas: Transponded Services and Subscription Services. Intelsat General was among the first commercial satellite operators to be granted this eligibility under the new contract vehicle jointly managed by the General Services Administration (GSA) and the Defense Information Systems Agency (DISA). The award will permit the Department of Defense to directly acquire transponder capacity and subscription services from Intelsat General Corporation during the initial five-year term.

•	Intelsat continues to focus on attracting direct-to-home (DTH) television platforms and programmers to its valuable regional satellite video neighborhoods.

•

Brazil’s most recent DTH television services entrant, Global Village Telecom Ltda. (“GVT”), announced that it selected Intelsat for its satellite platform for the GVT high definition DTH service which is expected to launch later this year. Under the ten-year agreement, GVT will launch its service at 304.5 degrees E, transitioning to a high power Ku-band beam on Intelsat 27 following that satellite’s expected entry into service in 2013.

•

African DTH provider, Sentech, renewed its commitment to 68.5 degrees E, extending its current agreements on Intelsat 7 and Intelsat 10 through the transition to the Intelsat 20 satellite, expected to launch in 2012.

•

Multicultural DTH service operator, GlobeCast America Inc., and its affiliate, GlobeCast France SAS, renewed their commitments on Galaxy 19 and added new capacity under a long-term agreement on Intelsat 903, respectively.

•

Intelsat’s regional video satellite neighborhoods also provide a cost-efficient distribution platform for programmers distributing content to cable headends. View Africa Network expanded its commitment for capacity at 68.5 degrees E, adding to its presence on the popular African distribution neighborhood.

•

Transmission capacity in support of VSAT networking continues to be an important source of revenue for our Network Services business. Telkom SA Limited, Africa’s largest integrated communications company, renewed and extended a contract for services on Intelsat 12 in support of its enterprise business.

•

Intelsat’s Network Services business provides capacity and other services in support of cellular backhaul and telecommunications infrastructure. In the fourth quarter, CJSC Synterra, an affiliate of the MegaFon group and a national telecommunications provider in Russia, signed a multi-transponder, long-term agreement for Ku-band capacity on Intelsat 17 to support its network infrastructure. Separately, France Telecom affiliates, Orange Cameroun SA and Orange Niger, signed multi-year, multi-transponder agreements for capacity on our Intelsat 22 and Intelsat 17 satellites, respectively.

•

Intelsat 17 successfully launched in November 2010 and entered service in January 2011. In total, Intelsat currently has eight satellites in development, including Intelsat New Dawn. Intelsat has two launches scheduled before year-end 2011: Intelsat New Dawn, expected to launch late in the first quarter of 2011, and Intelsat 18, scheduled to launch later in 2011.

•

In April 2010, the Galaxy 15 satellite suffered an anomaly resulting in our inability to command the satellite. In December 2010, we recovered command of the satellite. The satellite subsequently received software updates and successfully completed testing of its functionality with virtually no impact to the expected useful life of the satellite. We restored Galaxy 15 to operations in mid-February 2011; it will initially serve as an in-orbit spare for North America.

•	Intelsat’s average fill rate on its approximately 2,125 station-kept transponders was 78 percent at December 31, 2010.

•

On January 12, 2011, Intelsat Jackson Holdings S.A. (“Intelsat Jackson”) borrowed a $3.25 billion term loan under a new $3.75 billion secured credit agreement (“the Intelsat Jackson Secured Credit Agreement”), including a $500 million revolving credit facility. Approximately $2.5 billion of the net proceeds of the term loan were contributed or loaned to Intelsat Jackson’s indirect subsidiary, Intelsat Corporation, which used such funds to repay all existing indebtedness under Intelsat Corporation’s senior secured credit facilities, including approximately $1.8 billion of term loans, and to redeem all of the $580.7 million aggregate principal amount outstanding of Intelsat Corporation’s 9  1/4% Senior Notes due 2016. Separately, Intelsat Corporation also redeemed all of its 9  1/4% Senior Notes due 2014 and 6  7/8% Senior Secured Debentures due 2018. In addition, Intelsat Jackson contributed approximately $330.2 million of the net proceeds of the new term loan to Intelsat Jackson’s indirect subsidiary, Intelsat Subsidiary Holding Company S.A. (“Intelsat Sub Holdco”), to repay all existing indebtedness under Intelsat Sub Holdco’s senior secured credit facilities. The remainder of the net proceeds from the new term loan is expected to be used to fund a portion of two planned note redemptions announced in February 2011, as described below.

•

On February 16, 2011, Intelsat S.A. issued a notice of redemption stating that it intends to redeem all of the $485.8 million aggregate principal amount outstanding of its 7  5/8% Senior Notes due 2012, and Intelsat Sub Holdco issued a notice of partial redemption stating that it intends to redeem $225.0 million aggregate principal amount of its 8  1/2% Senior Notes due 2013, each on or around March 18, 2011. These redemptions are expected to be funded with cash on hand, primarily from the excess proceeds received by Intelsat Jackson from its borrowings under the Intelsat Jackson Secured Credit Agreement and from a September 2010 issuance of notes by Intelsat Jackson.

Financial Results for the Three Months Ended December 31, 2010

Total revenue for the three months ended December 31, 2010 increased by $23.1 million, or 4 percent, to $644.0 million as compared to the three months ended December 31, 2009.

By service type our revenue increased or decreased due to the following:

On-Network Revenues:

•

Transponder Services—an aggregate increase of $19.3 million. This resulted from a $10.4 million increase from network services customers, primarily in the Africa and Middle East and Latin America and Caribbean regions, the impact of the migration of one customer from managed services to transponder services, an $8.6 million increase from increased capacity sold by our Intelsat General business and a $7.1 million increase from media customers primarily in Latin America. These increases of $26.1 million in the aggregate were partially offset by an aggregate decrease of $6.8 million in revenues related to the IS-4 satellite anomaly, which primarily affected revenue from customers in the Europe and the Africa and Middle East regions, and the Galaxy 15 satellite anomaly, which mostly affected revenue from customers in the North America region.

•

Managed Services—an aggregate decrease of $6.7 million primarily due to a decline in trunking services sold in the Africa and Middle East region and the impact of the migration of one network services customer from managed services to transponder services.

•	Channel—an aggregate decrease of $4.2 million related to the continued migration of point-to-point satellite traffic to fiber optic cables, a trend which we expect will continue.

Off-Network and Other Revenues:

•

An aggregate increase of $14.8 million, largely due to a $13.9 million increase in revenues from off-network transponder services and mobile satellite services (“MSS”) primarily sold by our Intelsat General business.

Changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization, gain on derivative financial instruments and interest expense, net are described below.

•

Direct costs of revenue increased by $6.5 million, or 6 percent, to $110.8 million for the three months ended December 31, 2010 as compared to the three months ended December 31, 2009. The increase was primarily due to an increase of $11.1 million for purchases of off-network fixed satellite services (“FSS”) and MSS capacity, primarily related to increased transponder services sold by our Intelsat General business, and a $2.0 million increase in insurance costs due to satellites launched in 2010. These increases were partially offset by declines of $3.4 million in licenses and fees expenses and $3.2 million in compensation costs.

•

Selling, general and administrative expenses decreased by $11.4 million, or 13 percent, to $75.6 million for the three months ended December 31, 2010 as compared to the three months ended December 31, 2009. The decrease was primarily due to a $14.1 million decrease in compensation costs, of which $11 million related to non-cash stock compensation costs, and a $2.9 million decrease in professional fees. These decreases were partially offset by a $6.0 million increase in bad debt expense, which increased from a $2 million credit in the fourth quarter of 2009 due to the collection of previously reserved accounts.

•

Depreciation and amortization expense increased by $8.9 million to $201.8 million for the three months ended December 31, 2010 as compared to the three months ended December 31, 2009. The increase was primarily due to the following:

•	an increase of $15.5 million in depreciation expense resulting from the impact of satellites placed into service during the second half of 2009 and the first quarter of 2010; partially offset by

•	a decrease of $3.7 million in amortization expense primarily due to changes in the expected pattern of consumption of amortizable intangible assets; and

•

a net decrease of $3.4 million in depreciation expense due to the timing of certain satellites, ground and other assets becoming fully depreciated, the impairment of our IS-4 and Galaxy 15 satellites following the anomalies that occurred in 2010, and changes in estimated remaining useful lives of certain satellites.

•

The gain on derivative financial instruments was $1.1 million for the three months ended December 31, 2010 compared to a loss of $8.0 million for the three months ended December 31, 2009. For the three months ended December 31, 2010, the gain on derivative financial instruments related to a $5.4 million gain on our interest rate swaps, partially offset by a $4.3 million loss on the put option embedded derivative associated with one series of Intelsat Sub Holdco’s notes.

•

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned. As of December 31, 2010, we also held interest rate swaps with an aggregate notional amount of $2.3 billion to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities. The swaps have not been designated as hedges for accounting purposes. Interest expense, net increased by $9.0 million, or 3 percent, to $344.0 million for the three months ended December 31, 2010, as compared to $335.0 million for the three months ended December 31, 2009. The increase in interest expense, net was principally due to the higher net principal amount of debt outstanding.

•

Non-cash items in interest expense, net for the three months ended December 31, 2010 included $41.1 million of payment-in-kind interest expense and $24.6 million primarily associated with the amortization of deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums.

EBITDA, Intelsat Luxembourg Adjusted EBITDA and Other Financial Metrics

Intelsat S.A. EBITDA of $459.6 million for the three months ended December 31, 2010, reflected an increase of $5.6 million from $454.0 million for the same period in 2009. Intelsat Luxembourg Adjusted EBITDA increased by $14.4 million, or 3 percent, to $503.3 million, or 78 percent of revenue, for the three months ended December 31, 2010 from $488.9 million, or 79 percent of revenue, for the same period in 2009.

Intelsat’s backlog, representing expected future revenue under contracts with customers and Intelsat’s pro rata share of backlog in its joint venture investments, was $9.3 billion and $9.8 billion as of September 30, 2010 and December 31, 2010, respectively.

Intelsat management has reviewed the data pertaining to the use of the Intelsat network and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Comparison by Customer Set and Service Type

($ in thousands)

By Customer Set

	Three Months Ended December 31,		Three Months Ended December 31,
	2009		2010

Network Services	$306,796	49%	$306,403	48%
Media	191,442	31%	198,654	31%
Government	115,322	19%	131,397	20%
Other	7,260	1%	7,516	1%

	$620,820	100%	$643,970	100%

By Service Type
	Three Months Ended December 31,		Three Months Ended December 31,
	2009		2010
On-Network Revenues
Transponder Services	$445,368	72%	$464,689	72%
Managed Services	86,735	14%	80,006	13%
Channel	32,306	5%	28,103	4%

Total on-network revenues	564,409	91%	572,798	89%
Off-Network and Other Revenues
Transponder, MSS and off-network services	44,358	7%	58,291	9%
Satellite-related services	12,053	2%	12,881	2%

Total off-network and other revenues	56,411	9%	71,172	11%

Total	$620,820	100%	$643,970	100%

Free Cash Flow from Operations and Capital Expenditures

Intelsat generated free cash flow from operations i of $98.4 million during the three months ended December 31, 2010. Free cash flow from operations is defined as net cash provided by operating activities less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment during the three months ended December 31, 2010 totaled $298.8 million, including $49.3 million in consolidated capital expenditures incurred for the Intelsat New Dawn satellite.

We have eight satellites in development, including Intelsat New Dawn, that are expected to be launched from 2011 to 2013. In addition to these announced programs, our guidance reflects procurement of one additional replacement satellite during this period. By the conclusion of 2013, our total station-kept transponder count is expected to increase modestly from current levels. Our capital expenditures guidance includes capitalized interest, but excludes capital expenditures associated with the Intelsat New Dawn satellite that is expected to be launched by our New Dawn joint venture in 2011. We expect our 2011 total capital expenditures to range from $725 million to $800 million. Expected annual capital expenditure ranges for fiscal years 2012 and 2013 are $575 million to $650 million, and $175 million to $250 million, respectively.

End Notes

[i]

In this release, financial measures are presented both in accordance with GAAP and also on a non-GAAP basis. EBITDA, Intelsat Luxembourg Adjusted EBITDA, free cash flow from operations figures and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial information below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. Intelsat Luxembourg Adjusted EBITDA is a term based on Adjusted EBITDA, as defined in the indenture governing the 11 1/4% Senior Notes due 2017 and the 11 1/2%/12 1/2% Senior PIK Election Notes due 2017 issued by Intelsat (Luxembourg) S.A. (the “2017 PIK Notes”) on June 27, 2008. Please see the reconciliations of Intelsat Luxembourg Adjusted EBITDA to Intelsat S.A. EBITDA provided with the consolidated financial information below.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. EST on Tuesday, March 8, 2011 to discuss the company’s financial results for the three months and year ended December 31, 2010. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors/events. To participate on the live call, United States-based participants should call (866) 700-7173. Non-U.S. participants should call +1 (617) 213-8838. The participant pass code is 24061188. Participants will have access to a replay of the conference call through March 15, 2011. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code for the replay is 63676313.

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we have to pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; domestic and international government regulation; changes in our revenue backlog or expected revenue backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations owed to us; our international operations and other uncertainties associated with doing business internationally; and litigation. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2010, and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2010

Revenue	$620,820	$643,970
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	104,249	110,780
Selling, general and administrative	86,969	75,618
Depreciation and amortization	192,958	201,828
Losses (gains) on derivative financial instruments	7,984	(1,083)

Total operating expenses	392,160	387,143

Income from operations	228,660	256,827
Interest expense, net	334,987	344,002
Gain (loss) on early extinguishment of debt	19,676	(1,044)
Other income, net	32,434	1,683

Loss before income taxes	(54,217)	(86,536)
Provision for income taxes	42,726	28,541

Net loss	(96,943)	(115,077)

Net income attributable to noncontrolling interest	(87)	(712)

Net loss attributable to Intelsat S.A.	$(97,030)	$(115,789)

INTELSAT S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Year Ended December 31, 2009	Year Ended December 31, 2010

Revenue	$2,513,039	$2,544,652
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	401,826	413,400
Selling, general and administrative	259,944	220,207
Depreciation and amortization	804,037	798,817
Impairment of asset value	499,100	110,625
Losses on derivative financial instruments	2,681	89,509

Total operating expenses	1,967,588	1,632,558

Income from operations	545,451	912,094
Interest expense, net	1,362,823	1,379,019
Gain (loss) on early extinguishment of debt	4,697	(76,849)
Other income, net	42,013	9,627

Loss before income taxes	(770,662)	(534,147)
Provision for (benefit from) income taxes	11,399	(26,378)

Net loss	(782,061)	(507,769)
Net loss attributable to noncontrolling interest	369	2,317

Net loss attributable to Intelsat S.A.	$(781,692)	$(505,452)

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Three Months Ended December 31,	Three Months Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2009	2010	2009	2010

Net loss attributable to Intelsat S.A.	$(97,030)	$(115,789)	$(781,692)	$(505,452)
Add:
Interest expense, net	334,987	344,002	1,362,823	1,379,019
(Gain) loss on early extinguishment of debt	(19,676)	1,044	(4,697)	76,849
Provision for (benefit from) income taxes	42,726	28,541	11,399	(26,378)
Depreciation and amortization	192,958	201,828	804,037	798,817

Intelsat S.A. EBITDA	$453,965	$459,626	$1,391,870	$1,722,855

Intelsat S.A. EBITDA margin	73%	71%	55%	68%

Note:

Intelsat S.A. EBITDA consists of earnings before net interest, loss on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents Intelsat S.A. EBITDA to provide further information with respect to its operating performance. Intelsat S.A. EBITDA margin is defined as Intelsat S.A. EBITDA divided by total revenue. Intelsat uses Intelsat S.A. EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that Intelsat S.A. EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Intelsat S.A. EBITDA and Intelsat S.A. EBITDA margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Intelsat S.A. EBITDA or Intelsat S.A. EBITDA margin as an alternative to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

INTELSAT S.A.

UNAUDITED RECONCILIATION OF CASH FLOW FROM OPERATIONS TO

INTELSAT LUXEMBOURG ADJUSTED EBITDA

($ in thousands)

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2010

Reconciliation of net cash provided by operating activities to net loss attributable to Intelsat S.A.:
Net cash provided by operating activities	$324,354	$397,198	$873,656	$1,018,218
Depreciation and amortization	(192,958)	(201,828)	(804,037)	(798,817)
Impairment of asset value	—	—	(499,100)	(110,625)
Provision for doubtful accounts	2,309	(3,719)	(3,387)	(7,839)
Foreign currency transaction gain (loss)	2,994	(362)	7,798	1,057
Loss on disposal of assets	(148)	(11)	(2,709)	(354)
Share-based compensation expense	(32,928)	(25,318)	(56,965)	(20,673)
Deferred income taxes	(12,037)	(4,433)	43,258	45,223
Amortization of discount, premium, and other non-cash items	(32,111)	(24,590)	(125,337)	(97,174)
Interest paid-in-kind	(71,074)	(41,144)	(298,030)	(244,859)
Gain (loss) on early extinguishment of debt	19,676	(741)	5,180	(73,988)
Share in gain of unconsolidated affiliates	129	126	517	503
Gain on sale of investment	27,333	—	27,333	1,261
Unrealized gain (loss) on derivative financial instruments	19,475	21,032	83,953	(22,225)
Other non-cash items	(385)	(867)	(547)	(3,469)
Net income (loss) attributable to noncontrolling interest	(87)	(712)	369	2,317
Changes in operating assets and liabilities, net of effect of acquisition	(151,572)	(230,420)	(33,644)	(194,008)

Net loss attributable to Intelsat S.A.	(97,030)	(115,789)	(781,692)	(505,452)

Add (Subtract):
Interest expense, net	334,987	344,002	1,362,823	1,379,019
(Gain) loss on early extinguishment of debt	(19,676)	1,044	(4,697)	76,849
Provision for (benefit from) income taxes	42,726	28,541	11,399	(26,378)
Depreciation and amortization	192,958	201,828	804,037	798,817

Intelsat, S.A. EBITDA	453,965	459,626	1,391,870	1,722,855

Add (Subtract):
Parent and intercompany expenses, net	3,640	2,297	12,723	8,685
EBITDA from unrestricted subsidiaries	164	725	(822)	(2,170)
Compensation and benefits	39,142	25,431	61,229	21,124
Management fees	5,797	6,177	23,188	24,711
Share in gain of unconsolidated affiliates	(129)	(126)	(517)	(503)
Impairment of asset value	—	—	499,100	110,625
(Gain) loss on derivative financial instruments	7,984	(1,083)	2,681	89,509
Gain on sale of investment	(27,333)	(1)	(27,333)	(1,261)
Non-recurring and other non-cash items	7,720	12,464	23,475	24,542
Satellite performance incentives	(2,084)	(2,220)	(8,686)	(8,759)

Intelsat Luxembourg Adjusted EBITDA	488,866	503,290	1,976,908	1,989,358

Intelsat Luxembourg Adjusted EBITDA Margin	79%	78%	79%	78%

Note:

Intelsat calculates a measure called Intelsat Luxembourg Adjusted EBITDA, based on the term Adjusted EBITDA, as defined in the indenture governing the 2017 PIK Notes. Intelsat Luxembourg Adjusted EBITDA consists of Intelsat S.A. EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under this indenture as described in the table above. Intelsat Luxembourg Adjusted EBITDA as presented above is calculated only with respect to Intelsat (Luxembourg) S.A. and its subsidiaries. Intelsat Luxembourg Adjusted EBITDA is a material component of certain ratios used in this indenture, such as the unsecured indebtedness leverage ratio and the secured indebtedness leverage ratio. Intelsat Luxembourg Adjusted EBITDA Margin is defined as Intelsat Luxembourg Adjusted EBITDA divided by Intelsat (Luxembourg) S.A. total revenue.

Intelsat Luxembourg Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA Margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Intelsat Luxembourg Adjusted EBITDA or Intelsat Luxembourg Adjusted EBITDA Margin as alternatives to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as indicators of Intelsat’s operating performance, or as alternatives to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows or as measures of liquidity.

INTELSAT S.A.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	As of December 31, 2009	As of December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$477,571	$692,930
Receivables, net of allowance of $20,517 in 2009 and $21,748 in 2010	294,539	250,351
Deferred income taxes	50,643	24,090
Prepaid expenses and other current assets	33,561	31,817

Total current assets	856,314	999,188
Satellites and other property and equipment, net	5,781,955	5,997,283
Goodwill	6,780,827	6,780,827
Non-amortizable intangible assets	2,458,100	2,458,100
Amortizable intangible assets, net	978,599	848,318
Other assets	487,140	508,651

Total assets	$17,342,935	$17,592,367

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$157,519	$140,984
Taxes payable	—	2,342
Employee related liabilities	48,882	35,217
Accrued interest payable	369,376	403,446
Current portion of long-term debt	97,689	94,723
Deferred satellite performance incentives	18,683	16,693
Deferred revenue	53,671	79,845
Other current liabilities	68,823	67,584

Total current liabilities	814,643	840,834

Long-term debt, net of current portion	15,223,010	15,821,902
Deferred satellite performance incentives, net of current portion	128,774	132,884
Deferred revenue, net of current portion	254,636	407,103
Deferred income taxes	548,719	484,076
Accrued retirement benefits	239,873	257,455
Other long-term liabilities	335,159	326,531

Redeemable noncontrolling interest	8,884	18,621

Shareholder’s deficit:
Ordinary shares, $1.00 par value, 100,000,000 shares authorized; 5,000,000 shares issued and outstanding at December 31, 2009 and December 31, 2010 respectively.	5,000	5,000
Paid-in capital	1,520,616	1,548,380
Accumulated deficit	(1,667,998)	(2,175,814)
Accumulated other comprehensive loss	(68,381)	(76,507)

Total Intelsat S.A. shareholder’s deficit	(210,763)	(698,941)

Noncontrolling interest	—	1,902

Total liabilities and shareholder’s deficit	$17,342,935	$17,592,367

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended December 31,	Three Months Ended December 31,
	2009	2010
Cash flows from operating activities:
Net loss	$(96,943)	$(115,077)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	192,958	201,828
Provision for doubtful accounts	(2,309)	3,719
Foreign currency transaction (gain) loss	(2,994)	362
Loss on disposal of assets	148	11
Share-based compensation expense	32,928	25,318
Deferred income taxes	12,037	4,433
Amortization of discount, premium, issuance costs and other non-cash items	32,111	24,590
Interest paid-in-kind	71,074	41,144
(Gain) loss on early extinguishment of debt	(19,676)	741
Share in gain of unconsolidated affiliates	(129)	(126)
Gain on sale of investment	(27,333)	—
Unrealized losses on derivative financial instruments	(19,475)	(21,032)
Other non-cash items	385	867
Changes in operating assets and liabilities:
Receivables	24,797	23,369
Prepaid expenses and other assets	2,119	24,570
Accounts payable and accrued liabilities	71,677	97,125
Deferred revenue	37,688	81,970
Accrued retirement benefits	1,488	1,558
Other long-term liabilities	13,803	1,828

Net cash provided by operating activities	324,354	397,198

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(487,098)	(298,778)
Other investing activities	2,125	1,543

Net cash used in investing activities	(484,973)	(297,235)

Cash flows from financing activities:
Repayments of long-term debt	(365,125)	(56,196)
Proceeds from issuance of long-term debt	532,722	2,100
Repayment of loan proceeds received from Intelsat Holdings	(34,000)	—
Capital contributions from parent	12,000	—
Debt issuance costs	(10,191)	(313)
Payment of premium on early retirement of debt	—	(495)
Noncontrolling interest in New Dawn	377	93
Principal payments on deferred satellite performance incentives	(5,034)	(3,084)
Principal payments on capital lease obligations	(96)	—

Net cash provided by (used in) financing activities	130,653	(57,895)

Effect of exchange rate changes on cash and cash equivalents	2,994	(362)

Net change in cash and cash equivalents	(26,972)	41,706
Cash and cash equivalents, beginning of period	504,543	651,224

Cash and cash equivalents, end of period	$477,571	$692,930

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$175,246	$186,321
Income taxes paid	8,791	1,026

Supplemental disclosure of non-cash investing activities:
Capitalization of deferred satellite performance incentives	$16,705	$18,720

INTELSAT S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Year Ended December 31,	Year Ended December 31,
	2009	2010
Cash flows from operating activities:
Net loss	$(782,061)	$(507,769)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	804,037	798,817
Impairment of asset value	499,100	110,625
Provision for doubtful accounts	3,387	7,839
Foreign currency transaction gain	(7,798)	(1,057)
Loss on disposal of assets	2,709	354
Share-based compensation expense	56,965	20,673
Deferred income taxes	(43,258)	(45,223)
Amortization of discount, premium, issuance costs and other non-cash items	125,337	97,174
Interest paid-in-kind	298,030	244,859
(Gain) loss on early extinguishment of debt	(5,180)	73,988
Share in gain of unconsolidated affiliates	(517)	(503)
Gain on sale of investment	(27,333)	(1,261)
Unrealized (gains) losses on derivative financial instruments	(83,953)	22,225
Other non-cash items	547	3,469
Changes in operating assets and liabilities:
Receivables	5,008	34,846
Prepaid expenses and other assets	20,071	(36,827)
Accounts payable and accrued liabilities	(53,107)	60,337
Deferred revenue	63,914	171,954
Accrued retirement benefits	4,860	(1,437)
Other long-term liabilities	(7,102)	(34,865)

Net cash provided by operating activities	873,656	1,018,218

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(943,133)	(982,127)
Proceeds from sale of other property and equipment	686	—
Proceeds from sale of investment	—	28,594
Capital contributions to unconsolidated affiliates	(12,210)	(12,209)
Other investing activities	7,562	11,128

Net cash used in investing activities	(947,095)	(954,614)

Cash flows from financing activities:
Repayments of long-term debt	(823,309)	(801,785)
Proceeds from issuance of long-term debt	961,917	1,025,565
Repayment of loan proceeds received from Intelsat Holdings	(34,000)	—
Capital contributions from parent	12,000	18,000
Debt issuance costs	(17,522)	(32,376)
Payment of premium on early retirement of debt	—	(44,613)
Noncontrolling interest in New Dawn	377	1,128
Principal payments on deferred satellite performance incentives	(24,603)	(15,030)
Principal payments on capital lease obligations	(1,859)	(191)

Net cash provided by financing activities	73,001	150,698

Effect of exchange rate changes on cash and cash equivalents	7,798	1,057

Net change in cash and cash equivalents	7,360	215,359
Cash and cash equivalents, beginning of period	470,211	477,571

Cash and cash equivalents, end of period	$477,571	$692,930

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$978,515	$954,111
Income taxes paid	52,070	33,023

Supplemental disclosure of non-cash investing activities:
Capitalization of deferred satellite performance incentives	$16,705	$18,720
Accrued capital expenditures	78,151	71,219

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

($ in thousands)

	Three Months Ended December 31,	Three Months Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2009	2010	2009	2010
Net cash provided by operating activities	$324,354	$397,198	$873,656	$1,018,218
Payments for satellites and other property and equipment (including capitalized interest)	(487,098)	(298,778)	(943,133)	(982,127)

Free cash flow from operations	$(162,744)	$98,420	$(69,477)	$36,091

Note:

Free cash flow from operations consists of net cash provided by operating activities less payments for satellites and other property and equipment (including capitalized interest). Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.